Exhibit 99.1

Las Vegas, Nevada - July 21, 2005 - Gallery of History, Inc. (NASDAQ:HIST)



GALLERY OF HISTORY ENGAGES HARBORVIEW CAPITAL MANAGEMENT, LLC

The Gallery of History, Inc, [HIST] today announced the non-exclusive engagement of Harborview Capital Advisors, LLC, to explore ways in which to increase shareholder value in the company. Management believes that the company is substantially undervalued as reflected by the market price for its common stock due to the appreciating value of the inventory as the world's largest dealer of historical documents and the company's long and distinguished record as a public company of 20 years. The advisor will consider mergers, acquisitions or the direct sale of the entire company. Although there can be no assurances that the advisor will be successful, the company is committed to changing its course.





Company contact:  Todd M. Axelrod, President
                  Phone:  (702) 364-1000
                  Web site: http://www.historyforsale.com
                  Web site: http://www.galleryofhistory.com
                  Email: taxelrod@galleryofhistory.com
                  Email: paxelrod@galleryofhistory.com